PRESS RELEASE

Available for Immediate Publication: June 5, 2007
Contacts: Thomas T. Hawker, President/Chief Executive Officer (209)725-2276
Web site www.ccow.com or www.countybank.com

County Bank and Capital Corp of the West Announce
the Retirement of Board Member Dr. Tom A.L. Van Groningen

Merced, California, June 5, 2007 - County Bank and Capital Corp of the West (NASDAQ:CCOW) announced today that effective May 31, 2007, Dr. Tom A.L. Van Groningen has retired from both Boards of Directors and will transition into the role of Director Emeritus. Dr. Van Groningen served with distinction for ten years as a Director for both Boards and was Chairman of the Board of CCOW for three of those years. “Having reached mandatory retirement age,” stated Van Groningen, “I look forward to a less active business schedule. It has been a wonderful experience to serve an organization noted for its integrity and commitment to community service and through my emeritus duties, I will continue my strong support of County Bank, Capital Corp of the West, and their team members.”

“Tom will be greatly missed,” stated Tom Hawker, President and CEO of Capital Corp of the West and CEO of County Bank. He has been a great example of true leadership, having played a key role in the decisions that led to the strong growth of County Bank within the Central Valley during the past ten years. In 1997 we had just 12 branches, today we have 29 branches and six retail Business Lending Centers - a remarkable achievement of strong growth and meeting the needs of the communities we serve. We wish Tom and his family all of the best in his retirement from active participation on the Board, but know that as a Director Emeritus we will continue to benefit from his welcomed counsel.”

Capital Corp of the West, a California bank holding company established on November 1, 1995, is the parent company of County Bank, which is currently celebrating its 30th year of service as “Central California’s Community Bank.” Currently County Bank has twenty nine branch offices and six Business Lending Centers serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara and Tuolumne. As of the latest FDIC data, County Bank has 7.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven banking institutions in this market area. For further information about the Company’s financial performance, contact Thomas T. Hawker, President and Chief Executive Officer at (209)725-2276, or David A. Heaberlin, Treasurer, Chief Financial Officer at (209)725-7435.